Exhibit 99.1

WPCS Signs Definitive Agreement to

Sell its Interest in China Operations

$1,500,000 All-Cash Transaction

SUISUN CITY, CA - (Marketwired – June 8, 2015) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure domestically and natural gas and petroleum transmission pipelines internationally, announced today that on June 3, 2015 it entered into an interest purchase agreement to sell its 60% joint venture and profit interest in Tai’an AGS Pipeline Construction Co. Ltd., a contractual joint venture established in accordance with the laws of the People’s Republic of China (“TAGS”), to Canada-based Halcyon Coast Investment (Canada) Ltd., in an “as-is”, all-cash transaction for a total purchase price of $1,500,000, which includes a $150,000 refundable deposit that was paid at signing. The closing of this transaction is subject to the approval of the Tai’an Bureau of Commerce and Industry.

According to Interim CEO Sebastian Giordano, "While we value the long-standing relationship with our joint venture partner, selling TAGS has been an important component of our operational restructuring plan, which has resulted in the closure of the Trenton Operations and the divestitures of both the Seattle and Australia Operations. The proceeds of this sale will provide working capital to the Company.”

About WPCS International Incorporated
WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States and China. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com